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                                                     THE BEAR STEARNS COMPANIES INC.
                                    STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES                       EXHIBIT 12
                                                     (In thousands, except for ratio)

                        (Unaudited)     (Unaudited)
                         Six-Months     Six-Months      Fiscal Year     Fiscal Year     Fiscal Year     Fiscal Year     Fiscal Year
                           Ended          Ended            Ended           Ended           Ended           Ended           Ended
                        May 26,2000     May 28,1999    June 30, 1999   June 30, 1998   June 30, 1997   June 30, 1996   June 30, 1995
                        ------------------------------------------------------------------------------------------------------------
Earnings before taxes
    on income            $ 619,622        $ 692,514      $ 1,064,108     $ 1,063,492     $ 1,013,690       $ 834,926       $ 388,082
                        ----------      -----------      -----------    ------------   -------------   -------------   -------------

Add:   Fixed Charges
        Interest         2,364,345        1,569,843        3,379,914       3,638,513       2,551,364       1,981,171       1,678,515
        Interest factor
          in rents          15,900           15,954           31,363          30,130          26,516          25,672          24,594
                        -----------     -----------      -----------    ------------   -------------   -------------   -------------

    Total fixed charges  2,380,245        1,585,797        3,411,277       3,668,643       2,577,880       2,006,843       1,703,109
                        -----------     -----------      -----------    ------------   -------------   -------------   -------------

Earnings before fixed
   charges and taxes
   on income           $ 2,999,867      $ 2,278,311      $ 4,475,385     $ 4,732,135     $ 3,591,570     $ 2,841,769     $ 2,091,191
                        ===========     ===========      ===========    ============   =============   =============   =============

Ratio of earnings to
     fixed charges             1.3              1.4              1.3             1.3             1.4             1.4             1.2
                        ===========     ===========      ===========    ============   =============   =============   =============


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